Exhibit 10.3

Form of Amended and Restated Employment Agreement between Newport Federal Savings Bank and Kevin M. McCarthy, Nino Moscardi, Ray D. Gilmore, Bruce A. Walsh and Carol R. Silven.

On December 11, 2008, Newport Federal Savings Bank amended Executive Employment Agreements to comply with Section 409A of the Internal Revenue Code.

FORM OF
NEWPORT FEDERAL SAVINGS BANK
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”), by and between, Newport Federal Savings Bank, a federally chartered savings bank (the “Bank”), and ______________  (the “Executive”), is hereby amended and restated effective as of __________, ____.  Any references to the “Company” shall mean Newport Bancorp, Inc., the stock holding company of the Bank.

WHEREAS, the Executive is currently employed as _______________________________ of the Bank pursuant to an employment agreement between the Bank and the Executive entered into as of October 14, 2005 (the “Prior Agreement”);

WHEREAS, the Bank desires to amend and restate the Prior Agreement in order to comply with the final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in April 2007; and

WHEREAS, the Executive has agreed to such changes.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.             Employment.   Executive is employed as the _______________________________ of the Bank.  Executive shall perform all duties and shall have all powers which are commonly incident to the offices of _________________________________ or which, consistent with those offices, are delegated to him by the Board of Directors of the Bank.  During the term of this Agreement, Executive also agrees to serve, if elected, as an officer and/or director of any subsidiary or affiliate of the Bank and in such capacity will carry out such duties and responsibilities reasonably appropriate to that office.

2.             Location and Facilities.  Executive will be furnished with the working facilities and staff customary for executive officers with the title and duties set forth in Section 1 and as are necessary for him to perform his duties.  The location of such facilities and staff shall be at the principal administrative offices of the Bank, or at such other site or sites customary for such offices.

3.              Term.

a.
The term of this Agreement shall be (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and ending on the third anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to this Section 3, provided, however, that all changes intended to comply with Code Section 409A shall be effective retroactively to October 14, 2005; and provided further, that no retroactive changes shall affect the compensation or benefits previously provided to the Executive.

b.
Commencing December 2006 and each December thereafter, the disinterested members of the boards of directors of the Bank may extend the Agreement an additional year such that the remaining term of the Agreement shall be thirty-six (36) months, unless Executive elects not to extend the term of this Agreement by giving written notice in accordance with Section 19 of this Agreement.  The Board of Directors of the Bank (the “Board”) will review the Agreement and Executive’s performance annually for purposes of determining whether to extend the Agreement and the rationale and results thereof shall be included in the minutes of the Board’s meeting.  The Board of Directors of the Bank shall give notice to Executive as soon as possible after such review as to whether the Agreement is to be extended.

4.              Base Compensation.

a.	The Bank agrees to pay Executive during the term of this Agreement a base salary at the rate of $_______________ per year, payable in accordance with customary payroll practices.

b.
The Board shall review the rate of Executive’s base salary at least annually based upon factors they deem relevant, and may maintain or increase his base salary, provided that no such action shall reduce the rate of base salary below the rate in effect on the Effective Date.

c.
In the absence of action by the Board, Executive shall continue to receive base salary at the annual rate specified on the Effective Date or, if another rate has been established under the provisions of this Section 4, the rate last properly established by action of the Board under the provisions of this Section 4.

5.             Bonuses.  Executive shall be entitled to participate in discretionary bonuses or other incentive compensation programs that the Bank may award from time to time to senior management employees pursuant to bonus plans or otherwise.  Any bonuses or other payments made pursuant to this Section 5 shall be paid  promptly by the Bank, and in any event no later than March 15 of the year immediately following the end of the calendar year for which such amounts were payable.

6.             Benefit Plans.  Executive shall be entitled to participate in such life insurance, medical, dental, pension, profit sharing, retirement and stock-based compensation plans and other programs and arrangements as may be approved from time to time by the Bank for the benefit of their employees.

7.             Vacation and Leave.

a.	Executive shall be entitled to vacations and other leave in accordance with policy for senior executives, or otherwise as approved by the Board.

b.
In addition to paid vacations and other leave, Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment for such additional periods of time and for such valid and legitimate reasons as the Board may, in its discretion, determine.  Further, the Board may grant to Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Board in its discretion may determine.

8.             Expense Payments and Reimbursements.  Executive shall be reimbursed for all reasonable out-of-pocket business expenses that he shall incur in connection with his services under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Bank.  Such reimbursements and payments shall be made promptly by the Bank and, in any event, not later than March 15 of the year immediately following the year in which Executive incurred such expense.

9.             Automobile Allowance.  During the term of this Agreement, Executive shall be entitled to use of an automobile provided by the Bank, including insurance, maintenance and work-related fuel expenses, or, in the alternative and the sole discretion of the Bank, the Executive shall be entitled to an automobile allowance which would approximate the expense of a Bank-provided automobile and related insurance, maintenance and fuel costs.  Executive shall comply with reasonable reporting and expense limitations on the use of such automobile as may be established by the Bank from time to time, and the Bank shall annually include on Executive’s Form W-2 any amount of income attributable to Executive’s personal use of such automobile.  Such payments, if any, made under this Section 9 shall be made promptly by the Bank and, in any event, not later than March 15 of the year immediately following the year in which the expense was incurred.

10.           Loyalty and Confidentiality.

a.
During the term of this Agreement, Executive: (i) shall devote all his time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, that from time to time, Executive may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations which will not present any conflict of interest with the Bank or any of its subsidiaries or affiliates, unfavorably affect the performance of Executive’s duties pursuant to this Agreement, or violate any applicable statute or regulation and (ii) shall not engage in any business or activity contrary to the business affairs or interests of the Bank or any of its subsidiaries or affiliates.

b.
Nothing contained in this Agreement shall prevent or limit Executive’s right to invest in the capital stock or other securities or interests of any business dissimilar from that of the Bank, or, solely as a passive, minority investor, in any business.

c.
Executive agrees to maintain the confidentiality of any and all information concerning the operation or financial status of the Bank; the names or addresses of any of its borrowers, depositors and other customers; any information concerning or obtained from such customers; and any other information concerning the Bank or its subsidiaries or affiliates to which he may be exposed during the course of his employment.  Executive further agrees that, unless required by law or specifically permitted by the Board in writing, he will not disclose to any person or entity, either during or subsequent to his employment, any of the above-mentioned information which is not generally known to the public, nor shall he employ such information in any way other than for the benefit of the Bank.

11.           Termination and Termination Pay.  Subject to Section 12 of this Agreement, Executive’s employment under this Agreement may be terminated in the following circumstances:

a.
Death.  Executive’s employment under this Agreement shall terminate upon his death during the term of this Agreement, in which event Executive’s estate shall be entitled to receive the compensation due to Executive through the last day of the calendar month in which his death occurred.

b.	Retirement. This Agreement shall be terminated upon Executive’s retirement under the retirement benefit plan or plans in which he participates pursuant to Section 6 of this Agreement or otherwise.

c.	Disability.

i.
The Board or Executive may terminate Executive’s employment after having determined Executive has a Disability.  For these purposes, the Executive shall be deemed to have a “Disability” in any case in which it is determined the Executive (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than twelve (12) months; (B) by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than twelve (12) months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank; or (C) is totally disabled by the Social Security Administration.  As a condition to any benefits, the Board may require Executive to submit to such physical or mental evaluations and tests as it deems reasonably appropriate.

ii.
In the event of such Disability, Executive’s obligation to perform services under this Agreement will terminate.  The Bank will pay Executive, as Disability pay, an amount equal to seventy-five percent (75%) of Executive’s bi-weekly rate of base salary in effect as of the date of his termination of employment due to Disability. Disability payments will be made on a monthly basis and will commence on the first day of the month following the effective date of Executive’s termination of employment for Disability and end on the earlier of: (A) the date he returns to full-time employment at the Bank in the same capacity as he was employed prior to his termination for Disability; (B) his death; (C) upon his attainment of age 65 or (D) the date this Agreement would have expired had Executive’s employment not terminated by reason of disability. Such payments shall be reduced by the amount of any short- or long-term disability benefits payable to Executive under any other disability programs sponsored by the Bank.  In addition, during any period of Executive’s Disability, Executive and his dependents shall, to the greatest extent possible, continue to be covered under all non-taxable benefit plans (including life insurance and medical and dental insurance plans) of the Bank, in which Executive participated prior to his Disability on the same terms as if Executive were actively employed by the Bank.

d.	Termination for Cause.

i.
The Board may, by written notice to Executive in the form and manner specified in this paragraph, immediately terminate his employment at any time, for “Cause.”  Executive shall have no right to receive compensation or other benefits for any period after termination for Cause except for vested benefits.  Termination for Cause shall mean termination because of, in the good faith determination of the Board, Executive’s:

(1)	Personal dishonesty;

(2)	Incompetence;

(3)	Willful misconduct;

(4)	Breach of fiduciary duty involving personal profit;

(5)	Intentional failure to perform stated duties under this Agreement;

(6)
Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflects adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(7)	Material breach by Executive of any provision of this Agreement.

ii.
Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause by the Bank unless there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of such Board called and held for the purpose of finding that, in the good faith opinion of the Board, Executive was guilty of the conduct described above and specifying the particulars thereof.

e.
Voluntary Termination by Executive.  In addition to his other rights to terminate under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the Board. Following a voluntary termination of employment under this Section 11(e), Executive will be subject to the restrictions set forth in Sections 11(g)(i) and 11(g)(ii) of this Agreement for a period of one (1) year from his termination date.

f.	Without Cause or With Good Reason.

i.
In addition to termination pursuant to Sections 11(a) through 11(e), the Board may, by written notice to Executive, immediately terminate his employment at any time for a reason other than Cause (a termination “Without  Cause”) and Executive may, by written notice to the Board, immediately terminate this Agreement at any time for “Good Reason” (as defined below).

ii.
Subject to Section 12 of this Agreement, in the event of termination under this Section 11(f), Executive shall be entitled to receive an amount equal to his base salary for the remaining term of the Agreement payable in a single  cash lump sum distribution within ten (10) calendar days following such termination.  Also, in such event, Executive shall, for the remaining term of the Agreement, continue to participate in any benefit plans of the Bank including life insurance and non-taxable medical and dental insurance coverage, upon terms and conditions no less favorable than the most favorable terms and conditions provided to senior executives of the Bank during such period.  In the event that the Bank is unable to provide such coverage by reason of Executive no longer being an employee, the Bank shall pay the Executive the value of such benefits in a single cash lump sum distribution within ten (10) calendar days following his termination.

iii.
“Good Reason” shall exist if, without Executive’s express written consent, the Bank materially breaches any of its obligations under this Agreement.  Without limitation, such a material breach shall be deemed to occur upon the occurrence of any of the following:

(1)	A material reduction in Executive’s responsibilities or authority in connection with his employment with the Bank;

(2)	Assignment to Executive of duties of a non-executive nature or duties for which he is not reasonably equipped by his skills and experience;

(3)	Failure of Executive to be nominated or renominated to the Board to the extent Executive is a Board member prior to the Effective Date;

(4)
A material reduction in Executive’s salary or benefits contrary to the terms of this Agreement, or following a Change in Control as defined in Section 12 of this Agreement, any reduction in salary or material reduction in benefits below the amounts to which Executive was entitled prior to the Change in Control;

(5)
Termination of incentive and benefit plans (other than the Bank’s tax-qualified plans), programs or arrangements, or reduction of Executive’s participation to such an extent as to materially reduce their aggregate value below their aggregate value as of the Effective Date;

(6)
A requirement that Executive relocate his principal business office or his principal place of residence outside of the area consisting of a twenty-five (25) mile radius from the current main office and any branch of the Bank, or the assignment to Executive of duties that would reasonably require such a relocation; or

(7)	Liquidation or dissolution of the Bank, other than liquidations or dissolutions that are caused by reorganizations that do not negatively affect the status of the Executive,

provided, however, that prior to any termination of employment for Good Reason (a termination “With Good Reason”), the Executive must first provide written notice to the Bank within ninety (90) days following the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from the Executive.  If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Bank does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

iv.
Notwithstanding the foregoing, a reduction or elimination of Executive’s benefits under one or more benefit plans maintained by the Bank as part of a good faith, overall reduction or elimination of such plans or plans or benefits thereunder applicable to all participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with law) shall not constitute an event of Good Reason or a material breach of this Agreement, provided that benefits of the type or to the general extent as those offered under such plans prior to such reduction or elimination are not available to other officers of the Bank or any company that controls either of them under a plan or plans in or under which Executive is not entitled to participate.

v.
For purposes of this Agreement, any termination of Executive’s employment shall be construed to require a “Separation from Service” in accordance with Code Section 409A and the regulations promulgated thereunder, such that the Bank and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36)-month period.

g.             Continuing Covenant Not to Compete or Interfere with Relationships.  Regardless of anything herein to the contrary, following a termination by the Bank or Executive pursuant to Section 11(f):

i.	Executive’s obligations under Section 10(c) of this Agreement will continue in effect; and

ii.
During the period ending on the first anniversary of such termination, Executive shall not serve as an officer, director or employee of any bank or its subsidiaries or affiliates holding company, bank, savings association, savings and loan holding company, or mortgage company (any of which, a “Financial Institution”) which Financial Institution offers products or services competing with those offered by the Bank from any office within fifty (50) miles from the main office or any branch of the Bank and shall not interfere with the relationship of the Bank, its subsidiaries or affiliates and any of their employees, agents, or representatives.

h.             To the extent Executive is a member of the Board, on the date of termination of employment with the Bank, Executive shall resign from the Board immediately following such termination of employment with the Bank.  Executive shall be obligated to tender such resignation regardless of the method or manner of termination, and such resignation shall not be conditioned upon any event or payment.

12.           Termination in Connection with a Change in Control.

a.	For purposes of this Agreement, a “Change in Control” means any of the following events:

i.
Merger: The Bank or the Company merges into or consolidates with another entity, or merges another entity into the Bank or the Company, and as a result less than a majority of the combined voting power of the resulting entity immediately after the merger or consolidation is held by persons who were members of the Bank or the Company immediately before the merger or consolidation;

ii.
Acquisition of Significant Share Ownership:  The Company files, or is required to file, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that  the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (ii) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

iii.
Change in Board Composition:  During any period of two consecutive years, individuals who constitute the Bank’s or the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Bank’s or the Company’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the members) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

iv.	Sale of Assets: The Bank or the Company sells to a third party all or substantially all of its assets.

b.
Termination.  If within the period ending two (2) years after a Change in Control, (i) the Bank shall terminate Executive’s employment Without Cause, or (ii) Executive voluntarily terminates his employment With Good Reason, the Bank shall, within ten (10) calendar days following the termination of Executive’s employment, make a single lump sum cash payment to him equal to 2.99 times Executive’s average Annual Compensation (as defined in this Section 12(b)) over the five (5) most recently completed calendar years ending with the year immediately preceding the effective date of the Change in Control.  In determining Executive’s average Annual Compensation, Annual Compensation shall include base salary and any other taxable income, including, but not limited to, amounts related to the granting, vesting or exercise of restricted stock or stock option awards, commissions, bonuses (whether paid or accrued for the applicable period), as well as, retirement benefits, director or committee fees and fringe benefits paid or to be paid to Executive or paid for Executive’s benefit during any such year, profit sharing, employee stock ownership plan and other retirement contributions or benefits, including to any tax-qualified plan or arrangement (whether or not taxable) made or accrued on behalf of Executive of such year. The cash payment made under this Section 12(b) shall be made in lieu of any payment also required under Section 11(f) of this Agreement because of a termination in such period.  Executive’s rights under Section 11(f ) are not otherwise affected by this Section 12.  Also, in such event, Executive shall, following his termination of employment, continue to participate in any benefit plans of the Bank that provide life insurance and non-taxable medical and dental insurance coverage upon terms no less favorable than the most favorable terms provided to senior executives during such period.  In the event that the Bank is unable to provide such coverage by reason of Executive no longer being an employee, the Bank shall pay the Executive the value of such benefits in a single cash lump sum distribution within ten (10) calendar days following his termination.  The life and non-taxable medical and dental insurance coverage or other arrangement provided under this Section 12(b) shall cease upon the earlier of:  (i) the Executive’s death; (ii) his employment by another employer other than one of which he is the majority owner; or (iii) the expiration of thirty-six (36) months from his termination of employment.

c.
The provisions of Section 12 and Sections 14 through 25, including the defined terms used in such sections, shall continue in effect until the later of the expiration of this Agreement or two years following a Change in Control.

d.
Notwithstanding anything in this Section 12, a “Change in Control” for purposes of this Agreement shall not include any corporate restructuring transaction by the Bank in mutual or stock form, including but not limited to a mutual to stock conversion or mutual holding company reorganization or minority stock offering, provided that the Board of Directors of the Bank immediately preceding such transaction constitutes at least a majority of the Board of Directors of the Bank after such transaction.

13. Indemnification and Liability Insurance.

a.
Indemnification.  The Bank agrees to indemnify Executive (and his heirs, executors, and administrators), and to advance expenses related thereto, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his having been a director or Executive of the Bank or any of its subsidiaries

(whether or not he continues to be a director or Executive at the time of incurring any such expenses or liabilities) such expenses and liabilities to include, but not be limited to, judgments, court cost, and attorney’s fees and the costs of reasonable settlements, such settlements to be approved by the Board, if such action is brought against Executive in his capacity as an Executive or director of the Bank or any of its subsidiaries. Indemnification for expenses shall not extend to matters for which Executive has been terminated for Cause.  Nothing contained herein shall be deemed to provide indemnification prohibited by applicable law or regulation.  Notwithstanding anything herein to the contrary, the obligations of this Section 13 shall survive the term of this Agreement by a period of six (6) years.

b.
Insurance.  During the period in which indemnification of Executive is required under this Section, the Bank shall provide Executive (and his heirs, executors, and administrators) with coverage under a directors’ and officers’ liability policy at the expense of the Bank, at least equivalent to such coverage provided to directors and senior executives of the Bank.

14.           Reimbursement of Executive’s Expenses to Enforce this Agreement.  The Bank shall reimburse Executive for all out-of-pocket expenses, including, without limitation, reasonable attorney’s fees, incurred by Executive in connection with successful enforcement by Executive of the obligations of the Bank to Executive under this Agreement.  The Bank shall make such payments promptly and, in any event, not later than March 15 of the year immediately following the year in which such expense was incurred by Executive.  Successful enforcement shall mean the grant of an award of money or the requirement that the Bank take some action specified by this Agreement: (i) as a result of court order; or (ii) otherwise by the Bank following an initial failure of the Bank to pay such money or take such action promptly after written demand therefor from Executive stating the reason that such money or action was due under this Agreement at or prior to the time of such demand.

15.           Limitation of Benefits under Certain Circumstances.  If the payments and benefits pursuant to Section 12 of this Agreement, either alone or together with other payments and benefits which Executive has the right to receive from the Bank, would constitute a “parachute payment” under Section 280G of the Code, the payments and benefits pursuant to Section 12 shall be reduced or revised by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Section 12 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.  For purposes of the prior sentence, the reduction in specific benefits shall be determined by Executive, provided, however, that if such reduction violates Code Section 409A, then the reduction shall be applied to the severance benefits otherwise payable under Section 12(b) hereof.  The determination of any reduction in the payments and benefits to be made pursuant to Section 12 shall be based upon the opinion of the Bank’s counsel or independent public accountants which such opinion shall be paid for by the Bank.  In the event that the Bank and/or Executive do not agree with the opinion of such counsel or independent accountants, (i) the Bank shall pay to Executive the maximum amount of payments and benefits pursuant to Section 12, as selected by Executive, but only to the extent that such opinion indicates there is a high probability that such payments and benefits do not result in any of such payments and benefits being non-deductible to the Bank and subject to the imposition of the excise tax imposed under Section 4999 of the Code and (ii) the Bank may request, and Executive shall have the right to demand that the Bank request, a ruling from the IRS as to whether the disputed payments and benefits pursuant to Section 12 have such consequences. Any such request for a ruling from the IRS shall be promptly prepared and filed by the Bank, but in no event later than thirty (30) days from the date of the opinion of counsel or independent accountants referred to above, and shall be subject to Executive’s approval prior to filing, which shall not be unreasonably withheld.  The Bank and Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any such rulings, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.  Nothing contained herein shall result in a reduction of any payments or benefits to which Executive may be entitled upon termination of employment other than pursuant to Section 12 hereof, or a reduction in the payments and benefits specified in Section 12 below zero.

16.           Injunctive Relief.  If there is a breach or threatened breach of Section 11(g) of this Agreement or the prohibitions upon disclosure contained in Section 10(c) of this Agreement, the parties agree that there is no adequate remedy at law for such breach, and that the Bank shall be entitled to injunctive relief restraining Executive from such breach or threatened breach, but such relief shall not be the exclusive remedy hereunder for such breach.  The parties hereto likewise agree that Executive, without limitation, shall be entitled to injunctive relief to enforce the obligations of the Bank under this Agreement.

17.           Successors and Assigns.

a.
This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank.

b.
Since the Bank is contracting for the unique and personal skills of Executive, Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

18.           No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

19.           Notices.  All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed to the Bank at their principal business offices and to Executive at his home address as maintained in the records of the Bank.

20.           No Plan Created by this Agreement.  Executive and the Bank expressly declare and agree that this Agreement was negotiated among them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act or any other law or regulation, and each party expressly waives any right to assert the contrary.  Any assertion in any judicial or administrative filing, hearing, or process that such a plan was so created by this Agreement shall be deemed a material breach of this Agreement by the party making such an assertion.

21.           Amendments.  No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

22.           Applicable Law.  Except to the extent preempted by Federal law, the laws of the State of Rhode Island shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

23.           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

24.           Headings.  Headings contained herein are for convenience of reference only.

25.           Entire Agreement.  This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, other than written agreements with respect to specific plans, programs or arrangements described in Sections 5 and 6.

26.           Required Provisions.  In the event any of the foregoing provisions of this Section 26 are in conflict with the terms of this Agreement, this Section 26 shall prevail.

a.
The Bank may terminate Executive’s employment at any time, but any termination by the Bank, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 11(d) hereinabove.

b.
If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(3) or (g)(1); the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may, in its discretion:  (i) pay Executive all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

c.
If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

d.
If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1) all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

e.
All obligations of the Bank under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution:  (i) by the Director of the OTS (or his designee) or the FDIC, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1823(c); or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

f.
Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and 12 C.F.R. Section 545.121 and any rules and regulations promulgated thereunder.

g.
Notwithstanding the foregoing, in the event the Executive is a Specified Employee (as defined herein), then, solely, to the extent required to avoid penalties under Code Section 409A, the Executive’s payments shall be paid on the first day of the seventh month following the Executive’s Separation from Service (together with interest thereon at the prevailing prime rate).  A “Specified Employee” shall be interpreted to comply with Code Section 409A and shall mean a key employee within the meaning of Code Section 416(i) (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Bank, or the Company, is or becomes a publicly traded company.

27.           Source of Payments.

a.
All payments provided for in this Agreement shall be timely made in cash or check from the general funds of the Bank.  The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

b.
Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid to or received by Executive under the Employment Agreement in effect between Executive and the Company (the “Company Agreement”), such compensation payments and benefits paid by the Company will be subtracted from any amount due simultaneously to Executive under similar provisions of this Agreement.  Payments pursuant to this Agreement and the Company Agreement shall be allocated in proportion to the level of activity and the time expended on such activities by Executive as determined by the Company and the Bank.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth below.

NEWPORT FEDERAL SAVINGS BANK

By:
Date	For the Entire Board of Directors

EXECUTIVE

By:
Date